EXHIBIT 23.1

                          Independent Auditor's Consent

The Board of Directors
ZIM Technologies International Inc.


We consent to the use of our report dated October 8, 2002, except for Note 17 which is as of June 1, 2003 with respect to the consolidated balance sheets of ZIM Technologies International Inc. as of May 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the two year period ended May 31, 2002, and to the reference to our firm under the heading "Experts" in the Amendment to the prospectus (No. 333-106412).


Our report dated October 8, 2002, except for Note 17 which is as of June 1, 2003 contains a Comment by Auditors for U.S. Readers on Canada-U.S. Difference that is included because, as disclosed in Note 1 (a) to the statements, the Company has negative working capital at May 31, 2002, has incurred losses for the year and for the last five years, generated negative cash flow from operations for the year and for the last five years and has a deficiency in shareholders' equity at May 31, 2002, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


"KPMG LLP"
CHARTERED ACCOUNTANTS


Ottawa, Canada
July 10, 2003